UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AVANEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 13, 2008

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Avanex Corporation, a Delaware corporation (“Avanex”), will be held on November 13, 2008, at 9:00 a.m., local time, at Avanex’s corporate headquarters, 40919 Encyclopedia Circle, Fremont, California 94538, for the following purposes:

1.	To elect two Class III directors for a term of three years or until his or her respective successor has been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as Avanex’s independent registered public accounting firm for the fiscal year ending June 30, 2009.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

Only holders of record of Avanex’s Common Stock at the close of business on October 8, 2008, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please vote as soon as possible using one of the following methods: (1) by using the Internet as instructed on the enclosed proxy card, (2) by telephone as instructed on the enclosed proxy card, or (3) by mail by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope. For further details, please see the section entitled “Voting” on page 2 of the accompanying Proxy Statement. Any stockholder attending the Annual Meeting may vote in person even if he or she has voted using the Internet, telephone or proxy card.

By Order of the Board of Directors

of Avanex Corporation

/s/ Giovanni Barbarossa

Giovanni Barbarossa

Interim Chief Executive Officer

Fremont, California

October 13, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE OR BY USING THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

AVANEX CORPORATION

PROXY STATEMENT

FOR THE

2008 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL AND OTHER MATTERS

General

This Proxy Statement is being furnished to the holders of common stock, par value $0.001 per share (the “Common Stock”), of Avanex Corporation, a Delaware corporation (“Avanex” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of Avanex for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on November 13, 2008, at 9:00 a.m., local time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The Annual Meeting will be held at Avanex’s corporate headquarters, 40919 Encyclopedia Circle, Fremont, California 94538. The telephone number at that location is (510) 897-4188.

Following the close of market on August 12, 2008, the Company effected a fifteen-for-one reverse stock split of its Common Stock. Accordingly, each fifteen shares of issued and outstanding Common Stock and equivalents as of the close of market on August 12, 2008 was converted into one share of Common Stock, and the reverse stock split was reflected in the trading price of the Common Stock at the opening of market on August 13, 2008. Unless indicated otherwise, all share amounts and per share prices appearing in this Proxy Statement reflect the reverse stock split for all periods presented.

This Proxy Statement, the accompanying proxy card and the Company’s Annual Report on Form 10-K are first being mailed on or about October 13, 2008, to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote; Record Date

Only holders of record of the Company’s Common Stock at the close of business on October 8, 2008 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the Record Date, there were 15,486,405 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of preferred stock were outstanding. For information regarding security ownership by management and by the beneficial owners of more than five percent of the Company’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 36.

Quorum; Required Vote

The presence of the holders of a majority of the shares of Common Stock entitled to vote generally at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the Annual Meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card or voted by telephone or by using the Internet. Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions on how to vote from the beneficial owner.

A plurality of the votes duly cast is required for the election of directors (Proposal One).

The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm (Proposal Two). Abstentions are deemed to be “votes cast,” and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast, and therefore are not included in the tabulation of the voting results on this proposal.

Voting

Voting by Proxy Card.    All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting by Telephone or the Internet.    If you are a registered stockholder, you may vote your shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions online program. This program provides eligible stockholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided. When a stockholder votes via the Internet or by telephone, his or her vote is recorded immediately. Avanex encourages its stockholders to vote using these methods whenever possible.

Voting by Attending the Meeting.    A stockholder may vote his or her shares in person at the Annual Meeting. A stockholder planning to attend the Annual Meeting should bring proof of identification and proof of ownership of Common Stock for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may submit his or her vote in person, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting.

Changing Vote; Revocability of Proxies.    If a stockholder has voted by telephone, over the Internet or by returning a proxy card, such stockholder may change his or her vote before the Annual Meeting.

A stockholder who has voted by telephone or over the Internet may later change his or her vote by making a timely and valid telephone or Internet vote, as the case may be, or by following the procedures in the following paragraph.

A stockholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by: (1) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent to Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California 94538, Attention: Corporate Secretary.

Expenses of Solicitation

Avanex will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by telephone, letter, electronic mail, telegram, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained the services of Morrow & Co., a professional proxy solicitation firm, to assist in the solicitation of proxies. Avanex will pay Morrow & Co. a fee for its services, which will not be significant, in addition to reimbursement of its out-of-pocket expenses.

Procedure for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.    Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the annual meeting of its stockholders to be held in 2009 by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company’s proxy materials for the 2009 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than the Notice Deadline (as defined below), and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.    In addition, the Company’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company no later than the Notice Deadline, which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for the Company’s Board of Directors, see the procedures discussed in “Corporate Governance — Process for Recommending Candidates for Election to the Board of Directors” on page 9.

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of the Company no later than the Notice Deadline, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Deadline” is defined as that date which is 120 days prior to the one-year anniversary of the date on which the Company first mailed its proxy materials for the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2009 annual stockholder meeting is June 15, 2009.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, or does not send a representative who is qualified under Delaware law to present the proposal on his or her behalf, the Company need not present the proposal for vote at such meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California 94538, Attention: Corporate Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Company’s Bylaws currently authorize six directors who are divided into three classes with staggered three-year terms. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Nominees for Class III Directors

Two Class III directors have been nominated for election at the Annual Meeting for three-year terms expiring in 2011. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated Joel A. Smith III and Susan Wang for reelection as Class III directors. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the reelection of Mr. J. Smith and Ms. Wang. The Company expects that Mr. J. Smith and Ms. Wang will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy. The term of office of the person elected as director will continue until such director’s term expires in 2011 or until such director’s successor has been elected and qualified.

Nominees for Class III Directors Whose Terms Expire in 2011

Name	Age	Position
Joel A. Smith III	63	Dean Emeritus of Darla Moore School of Business of the University of South Carolina. Mr. J. Smith has served on the Company’s Board of Directors since December 1999. Mr. J. Smith was the Dean of the Darla Moore School of Business of the University of South Carolina from October 2000 to December 2007. Previously, Mr. J. Smith served as the President of Bank of America East, a financial institution, from October 1998 to September 2000. From July 1991 to October 1998, Mr. J. Smith served as President of Nations Bank Carolinas, a financial institution. Mr. J. Smith serves on the board of directors of First National Bank of the South. Mr. J. Smith received a B.A. from the University of the South in Sewanee, Tennessee.

Susan Wang	57	Former Chief Financial Officer of Solectron Corporation. Ms. Wang has served on the Company’s Board of Directors since December 2002. Ms. Wang previously served as Executive Vice President of Corporate Development, Chief Financial Officer and Corporate Secretary of Solectron Corporation, a provider of supply-chain and product life-cycle services to original equipment manufacturers, from October 1984 through May 2002. Before joining Solectron, she held positions with Xerox Corporation, Westvaco Corporation and Price Waterhouse & Co. Ms. Wang serves on the boards of directors of Altera Corporation and Nektar Therapeutics. Ms. Wang received her B.B.A. in accounting from the University of Texas and her M.B.A. from the University of Connecticut.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE NOMINEES LISTED ABOVE.

Information Regarding Other Directors Continuing in Office

Incumbent Class I Director Whose Term Expires in 2009

Name	Age	Position
Greg Dougherty	48	Senior Advisor, Picarro, Inc. Mr. Dougherty has served on the Company’s Board of Directors since April 2005. Mr. Dougherty is a Senior Advisor and previously served as Chief Executive Officer of Picarro, Inc., a company focused on developing lasers and optical instruments. He has also served as a director of Picarro since October 2002. From February 2001 to September 2002, Mr. Dougherty held a number of positions at JDS Uniphase, an optical technology company, including Chief Operating Officer, Executive President and Chief Operating Officer of the Amplification and Transmission Business Group. Mr. Dougherty held a number of positions at SDL, Inc., an optical technology company, from March 1997 to February 2001, including Chief Operating Officer, Vice President of the Communications Business Unit and Corporate Marketing and Sales, Vice President of Communications and Information Products, Vice President of the Components Group and President of SDL Optics. Prior to joining SDL, from 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. Mr. Dougherty received a B.Sc. degree in optics from Rochester University.

Paul Smith	50	President and CEO of PacketMotion, Inc. Mr. P. Smith has served on the Company’s Board of Directors since November 2007 and has served as the Company’s Non-Executive Chairman of the Board since July 2008. Mr. P. Smith has served as President and CEO of PacketMotion, Inc. since June 2006. Prior to joining PacketMotion, Mr. P. Smith was Chairman and CEO of Tasman Networks, Inc. from May 2001 to February 2006 when Tasman was acquired by Nortel Networks Corporation. Mr. P. Smith remained with Nortel until May of 2006. Prior to his work at Tasman, Mr. P. Smith was Vice President and General Manager of the Telecom Division of New Focus, Inc, and prior to that, Senior Vice President of Marketing and Sales for Asante Technologies, Inc. Mr. P. Smith has also held Vice President roles at Proxim, Inc. and at Virtual Microsystems, Inc., and has held marketing and engineering roles at Adept Technology, Inc. Mr. P. Smith earned a B.S. in Engineering from the University of Alabama and an M.S.E.E. from Purdue University.

Incumbent Class II Directors Whose Terms Expire in 2010

Name	Age	Position
Vinton Cerf	65	Chief Internet Evangelist for Google. Dr. Cerf has served on the Company’s Board of Directors since December 1999. In October 2005, Dr. Cerf joined Google Inc. as Chief Internet Evangelist. Dr. Cerf served as the Senior Vice President for Technology Strategy for MCI (formerly WorldCom, Inc.), a

Name	Age	Position
		telecommunications company, from September 1998 to September 2005. From January 1996 to September 1998, Dr. Cerf was the Senior Vice President for Internet Architecture and Engineering at MCI. Dr. Cerf also served on the board of directors of the Internet Corporation for Assigned Names and Numbers (ICANN) from Nov ember 1999 to November 2007. Dr. Cerf received a B.S. in Mathematics from Stanford University, an M.S. in Computer Science from the University of California, Los Angeles, and a Ph.D. in Computer Science from the University of California, Los Angeles.

Dennis Wolf	55	Former Chief Financial Officer of MySQL, AB. Mr. Wolf has served on the Company’s board of directors since April 2008. Mr. Wolf served as Executive Vice President and Chief Financial Officer for MySQL, AB, a leading open source database company, from July 2005 to February 2008, where he was responsible for managing the company’s finance operations. From March 2005 through June 2005, Mr. Wolf served as Executive Vice President and Chief Financial Officer of Hercules Technology Growth Capital, including during the company’s initial public offering. From February 2003 to June 2005, Mr. Wolf served as Chief Financial Officer and Executive Vice President of Omnicell, Inc., where he was responsible for finance, operations and research and development. Prior to Omnicell, Mr. Wolf held financial management positions for publicly-traded hi-tech companies including Credence Systems, Centigram, Apple Computer, and Sun Microsystems. He also currently serves on the boards of Codexis and Quantum Corp., and has been a board member and chair of the audit committee for Nasdaq-listed companies including Komag and Vitria Technology.

See “Corporate Governance” and “Executive Compensation — Director Compensation” below for additional information regarding the Board.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as its independent registered public accounting firm to audit the consolidated financial statements of the Company for fiscal year 2009. Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent auditors at any time during the year if the Audit Committee believes that such a change would be in the best interests of Avanex and its stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Accounting Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for fiscal years 2007 and 2008.

	Fiscal Year
	2007	2008
Audit Fees(1)	$1,997,000	$1,716,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,997,000	$1,716,000

(1)	Consists of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal years ended June 30, 2007 and 2008, attestation of managements report on internal controls, statutory audits, quarterly reviews of interim financial information, and consents.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to approve all audit and permissible non-audit services.

Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of an independent registered public accounting firm was approved in advance by the Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the year ended June 30, 2008, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed Deloitte & Touche LLP’s independence with them.

Based upon the reviews and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Susan Wang, Chair

Greg Dougherty

Joel A. Smith III

CORPORATE GOVERNANCE

Corporate Governance Principles

Avanex is committed to sound corporate governance. The Board of Directors has adopted Corporate Governance Principles, which are available at http://www.avanex.com under “Investors — Corporate Governance — Corporate Governance Principles.”

Independence of the Board of Directors

The Board of Directors has determined that all of its members are “independent directors” as defined in the listing standards of the Nasdaq Stock Market.

Contacting the Board of Directors

Any stockholder who desires to contact a non-employee director may do so electronically by sending an e-mail to the following address: directorcom@avanex.com. The e-mails are automatically forwarded unfiltered to our Non-Executive Chairman of the Board, who is Paul Smith, and who monitors these communications and forwards communication to the appropriate committee of the Board of Directors or non-employee director.

Code of Conduct

Avanex has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers (including its principal executive officer, principal financial officer and controller) and employees, which is available at http://www.avanex.com under “Investors — Corporate Governance — Code of Business Conduct and Ethics.” Avanex will also post on this section of its website any amendment to the Code of Business Conduct, as well as any waivers, that are required to be disclosed by the rules of the SEC or the Nasdaq Stock Market.

Executive Sessions

Avanex’s non-management directors meet in executive sessions, without management present, at least two times per year. The sessions are scheduled and chaired by our Non-Executive Chairman of the Board. Any independent director can request that an executive session be scheduled.

Attendance at Annual Stockholder Meetings by the Board of Directors

Directors are encouraged, but not required, to attend the annual meeting of stockholders. Three out of four of the Company’s then non-employee directors attended the Company’s 2007 annual meeting of stockholders.

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Committee to consider recommendations for candidates to the Board of Directors from stockholders. Such recommendations must be received by June 30 of the year in which the recommended candidate will be considered for nomination. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California 94538, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the Board of Directors, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, other commitments and the like, personal references and an indication of the candidate’s willingness to serve.

The Committee’s general criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board of Directors for selection as director nominees, are as follows:

•	The Committee regularly reviews the current composition and size of the Board of Directors.

•

The Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for reelection at the annual meeting of stockholders.

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for reelection, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors, the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such issues as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Committee may consider appropriate.

•

While the Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including their understanding of the telecommunications industry and Avanex’s business in particular, (4) have financial expertise in the Company’s industry, (5) have senior management experience (preferably as a chief executive officer), (6) have qualifications that will increase the overall effectiveness of the Board of Directors and (7) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Committee will review the qualifications of any such candidate, which review may, in the Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Committee has the authority to retain and terminate any third-party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•

The Committee will apply these same principles when evaluating candidates to the Board of Directors who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

Board Meetings and Committees

During the fiscal year ended June 30, 2008, the Board of Directors of the Company met 8 times (including meetings of the independent directors). With the exception of Dr. Cerf, all directors attended at least 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member.

The Company’s Board of Directors currently has four standing committees: an Audit Committee, a Compensation Committee, an Option Committee and a Corporate Governance and Nominating Committee.

Audit Committee.    The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Mr. Dougherty, Mr. J. Smith and Ms. Wang, each of whom is “independent” as such term is defined for audit committee members by the listing standards of the Nasdaq Stock Market. The Board of Directors has determined that each of Mr. J. Smith and Ms. Wang is an “audit committee financial expert” as defined under the rules of the Securities Exchange Commission (the “SEC”). The Audit Committee met 14 times during the fiscal year ended June 30, 2008. The Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes, the audit of the Company’s financial statements and assisting the Board of Directors in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s internal accounting and financial controls, (3) the Company’s compliance with legal and regulatory requirements and (4) the independent registered public accounting firm’s qualifications, independence and performance. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available at http://www.avanex.com under “Investors — Corporate Governance — Audit Committee Charter.”

See “Report of the Audit Committee of the Board of Directors” above for more information regarding the functions of the Audit Committee.

Compensation Committee.    The Compensation Committee currently consists of Dr. Cerf, Mr. Dougherty, Mr. P. Smith, Ms. Wang and Mr. Wolf, each of whom is “independent” as defined by the listing standards of the Nasdaq Stock Market. The Compensation Committee met 8 times during the fiscal year ended June 30, 2008. The Compensation Committee is primarily responsible for evaluating and approving the compensation and benefits for the Company’s executive officers, administering the Company’s 1998 Stock Plan, 1999 Employee Stock Purchase Plan and Officer and Director Share Purchase Plan and performing such other duties as may from time to time be determined by the Board of Directors. The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available at http://www.avanex.com under “Investors — Corporate Governance — Compensation Committee Charter.”

See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Director Compensation” for a description of the Company’s processes and procedures for the consideration and determination of executive compensation. The Compensation Committee Report is included in this Proxy Statement on page 23.

Option Committee.    The Option Committee currently consists of Mr. Dougherty. During the fiscal year ended June 30, 2008 and until Dr. Jo Major’s termination as the Company’s President and Chief Executive Officer in July 2008, the Option Committee consisted of Dr. Major. The Option Committee is responsible for granting options to purchase Common Stock of the Company and restricted stock units, on behalf of the Board of Directors, to employees other than officers and directors, pursuant to guidelines established by the Compensation Committee. The Option Committee fulfilled all of its duties through actions by written consent during the fiscal year ended June 30, 2008. The Option Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available at http://www.avanex.com under “Investors — Corporate Governance — Option Committee Charter.”

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee currently consists of Dr. Cerf, Mr. J. Smith, Mr. P. Smith and Mr. Wolf each of whom is “independent” as defined by the listing standards of the Nasdaq Stock Market. The Corporate Governance and Nominating Committee met 4 times during the fiscal year ended June 30, 2008. The Corporate Governance and Nominating Committee is responsible for (1) reviewing and making recommendations to the Board of Directors regarding matters concerning corporate governance, (2) reviewing the composition and evaluating the performance of the Board of Directors, (3) recommending persons for election to the Board of Directors and evaluating director compensation, (4) reviewing the composition of committees of the Board of Directors and recommending persons to be members of such committees, (5) reviewing conflicts of interest of members of the Board of Directors and corporate officers and (6) performing such other duties as may from time to time be determined by the Board of Directors. The Corporate Governance and Nominating Committee’s policy is to consider recommendations of candidates for the Board of Directors submitted by the stockholders of the

Company. For more information see the discussion in “Corporate Governance” on page 9. The Governance and Nominating Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available at http://www.avanex.com under “Investors — Corporate Governance — Corporate Governance and Nominating Committee Charter.”

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee is currently composed of Dr. Cerf, Mr. Dougherty, Mr. P Smith, Ms. Wang and Mr. Wolf. No interlocking relationship exists between any member of the Company’s Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Avanex has designed its executive compensation program and philosophy to attract, motivate and retain talented executives responsible for the success of Avanex, which operates in an extremely competitive, global and rapidly changing telecommunications industry. Our compensation programs are based on a compensation philosophy of “pay for performance” that depends on the achievement of overall financial results and individual contributions by our executives and employees. Within this overall philosophy, our objectives are to:

•

Motivate executive officers to achieve quantitative financial and operational targets and qualitative non-financial goals and create a direct, meaningful link between achievement of these goals and individual executive compensation;

•

Align the financial interests of executive officers and employees with those of Avanex’s stockholders by providing significant equity-based, long-term incentives in the form of stock options and restricted stock units, while carefully managing both stockholder dilution and financial accounting compensation expense;

•	Design a compensation program that takes into consideration the compensation practices of a specifically identified peer group of companies, including competitors of Avanex for executive talent; and

•	Structure bonus awards to enhance stockholder value by rewarding revenue growth and improvement of corporate profitability.

During fiscal 2007, management and the Board of Directors began a gradual movement away from retention-based compensation, which had been used during periods of substantial restructuring of the Company, towards performance-based compensation, including corporate bonuses, and this movement continued in fiscal 2008. To preserve cash, we elected to issue restricted stock units in lieu of cash for incentive bonuses. As discussed further below, we paid certain executive bonuses for fiscal 2008 in cash, and at the beginning of fiscal 2009, a special retention program payable in Restricted Stock Units was implemented.

Management and the Compensation Committee of the Board of Directors use the above objectives as the framework for both executive and employee compensation programs. Overall compensation packages offered to Avanex’s executive officers strive to balance long- and short-term incentive compensation and cash and non-cash compensation. However, there is no formal policy or target for the allocation between long- and short-term incentive compensation and cash and non-cash compensation, and the balance of these components may vary over time depending on several factors, including the industry in which we compete, corporate performance and market compensation practices.

Throughout this Compensation Discussion and Analysis, we refer to each individual who served as the Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”) during fiscal 2008, as well as the other executive officers included in the “Summary Compensation Table” below, as the “named executive officers.”

Role and Authority of Our Compensation Committee

The members of the Compensation Committee during the fiscal year ended June 30, 2008, were Dr. Vinton G. Cerf, Greg Dougherty (Chair), Paul Smith, Susan Wang and Dennis Wolf. Each of these individuals qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market LLC, (ii) a “non-employee director,” under Rule 16b-3 of the Securities Exchange Act of 1934 (“Exchange Act”), and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

The Compensation Committee has adopted a written charter approved by the Board of Directors; a copy is available at http://www.avanex.com under “Investors — Corporate Governance.”

Pursuant to the charter, the purposes of the Compensation Committee are to:

•	Provide oversight of our compensation policies, plans and benefits programs, including salary, bonuses and equity compensation;

•

Assist the Board of Directors in discharging its responsibilities relating to (i) oversight of the compensation of the Chief Executive Officer, the vice presidents and other employees reporting directly to the Chief Executive Officer, and (ii) approving and evaluating the compensation plans, policies and programs of the officers reporting under Section 16 of the Exchange Act; and

•	Assist the Board of Directors in overseeing our equity compensation plans for employees.

The Compensation Committee has the final decision-making authority with respect to the compensation of our executives. In carrying out its responsibilities, the Compensation Committee may engage outside consultants and/or consult with Avanex’s Human Resources Department as the Compensation Committee determines to be appropriate. The Compensation Committee also obtains advice and assistance from internal or external legal counsel and expert advisers selected by the Compensation Committee. For all employees other than executive officers, the Compensation Committee authorized the Company’s management to make salary adjustments and bonus decisions under financial guidelines approved by the Compensation Committee and the full Board of Directors. The Compensation Committee authorized the Option Committee, which during the fiscal 2008 and until July 16, 2008, consisted of our former President, Chief Executive Officer and Chairman of the Board, Dr. Jo Major and which, since July 16, 2008, consists of Director Greg Dougherty, to grant options to purchase Common Stock and restricted stock units, on behalf of the Board of Directors, to non-executive employees, pursuant to general guidelines established by the Compensation Committee.

Role of Executive Officers in Compensation Decisions

The Compensation Committee on occasion meets with the Chief Executive Officer to obtain recommendations with respect to the compensation programs, practices and packages for the named executive officers and other employees. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations. The Chief Executive Officer and other executives or employees generally attend the Compensation Committee’s meetings, but they leave the meetings as appropriate when certain matters of executive compensation are discussed. The Compensation Committee makes decisions with respect to the Chief Executive Officer’s compensation package without his or her presence. The Compensation Committee reviews these decisions with the other members of the Board of Directors. Our Board of Directors and Compensation Committee make a practice of regularly meeting without management present. Following such meetings, the Chairman of the Compensation Committee, currently Greg Dougherty, or Paul Smith, the Non-Executive Chairman of the Board, typically discusses any Board or Compensation Committee concerns with management.

Role of Compensation Consultant

The Compensation Committee works with the Avanex Human Resources group and outside experts in conducting its responsibilities. During fiscal 2008, the Compensation Committee engaged Compensia, Inc., an independent compensation advisor, to provide advice and information relating to executive compensation. Compensia assisted the Compensation Committee in its evaluation of executive base salary, bonus and equity incentive levels. Compensia reports directly to the Compensation Committee and does not perform any other consulting services for management.

Fiscal 2008 Peer Companies

The Compensation Committee examines the executive compensation practices of a peer group of opto-electronic product companies and semiconductor and semiconductor equipment manufacturers to assess the competitiveness and structure of Avanex’s executive compensation. Peer group companies are selected principally on the basis of their similarity to Avanex in terms of high technology industry focus, business strategy and the talent pool with which Avanex competes for talent. Companies are then scoped based on their size (as determined by revenue, market capitalization, net income, and employee base) to ensure comparability to Avanex.

The Compensation Committee reviews the peer group annually and makes adjustments to the composition of the peer group companies when necessary. The 26 companies used in the peer group analysis for fiscal 2008 included:

- 3D Systems	- Finisar	- Mattson Techology	- Optium

- Actel	- Genesis Microchip	- Micrel	- Semitool

- Bookham	- II-VI, Inc.	- Mindspeed Technologies	- Semtech

- Coherent	- Integrated Silicon Solutions	- Newport Corporation	- Sigmatel

- Emcore	- IPG Photonics	- Oplink Communications	- Ultra Clean Holdings

- ESS Technology	- IXYS	- Opnext	- Vitesse Semiconductor

- Excel Technology	- Lattice Semiconductor

Executive compensation data for the peer group was collected from public filings as well as the Radford High-Technology Industry Survey. In the case of the Radford Survey, a custom report focusing on the above companies was utilized.

For fiscal 2009, the Compensation Committee, with the assistance of its outside consultant Compensia, reviewed the peer group against which executive compensation levels are benchmarked to ensure this group is still appropriate for Avanex. Based on this review, the Compensation Committee decided to evaluate Avanex’s executive pay practices against two peer groups. The first peer group (“Revenue Peers”) includes companies meeting the same criteria as the fiscal 2008 peer group. The second peer group (“Industry Peers”) includes opto-electronic companies of comparable size on a revenue basis. The rationale for considering two peer groups is that we have certain executive positions requiring specific skills and experience in our industry, and we have other executive positions where industry focus is less relevant. Each executive is compared to both peer groups, but the primary benchmark used for pay decisions may vary based on the executive’s function. The Compensation Committee also takes into account the experience level of the executive. The Compensation Committee believes this approach provides evaluation of Avanex’s executive compensation relative to such executives’ peers because in a sense, the labor market has to some degree been customized for each job.

Components of Compensation

The principal components of Avanex’s executive officer compensation include:

•	Base salary;

•	Incentive bonus;

•	Long-term equity-based incentive awards;

•	Severance and change of control protection;

•	Retention program;

•	Retirement benefits provided under a 401(k) plan; and

•	Generally available benefit programs.

We selected these components because we believe each is necessary to help us attract and retain the executive talent upon which Avanex’s success depends. These components also allow us to reward performance throughout the fiscal year and to provide an incentive for executives to appropriately balance their focus on short-term and long-term strategic goals. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy.

The Compensation Committee reviews the entire executive compensation program on at least an annual basis. The Compensation Committee is aided in this review by its compensation consultant, Compensia, Inc. However, the Compensation Committee at any time may review one or more components as necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance. In setting compensation levels for a particular named executive officer, the Compensation Committee considers both individual and corporate factors.

The goal of the Compensation Committee has been to target total direct compensation (salary plus bonus plus equity) at approximately the 50th percentile, relative to the appropriate peer group. This has been accomplished through the following approach:

•	Target total cash compensation (base salary plus target bonus) at approximately the 50th percentile of the appropriate peer group.

•	Target annual equity compensation at approximately the 50th percentile of the appropriate peer group and deliver this compensation through a blend of stock options and restricted stock units.

Actual pay to individual executives varies, based on an individual’s performance, experience level brought to the position, anticipated contribution, and internal pay consistency.

Named Executive Officer Compensation Decisions

Dr. Jo S. Major, Jr. was terminated from his position as President and Chief Executive Officer of the Company, effective on July 7, 2008, and Ms. Marla Sanchez resigned from her position as Senior Vice President and Chief Financial Officer of the Company, effective on July 7, 2008. Mr. Patrick Edsell resigned from his position as Senior Vice President and General Manager, effective on August 25, 2008. Dr. Giovanni Barbarossa was appointed Interim Chief Executive Officer and the Company’s Principal Executive Officer, effective on July 7, 2008. Mr. Mark Weinswig was appointed Vice President, Finance and Treasurer and Interim Chief Financial Officer (principal financial and accounting officer) of the Company, effective on July 21, 2008. At the beginning of fiscal 2009, a special retention program was implemented, which is discussed further below.

Base Salary

Avanex provides base salary to its executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. Salaries for the Company’s executive officers are determined primarily on the basis of the executive officer’s level of responsibility, general salary practices of peer companies and the officer’s individual qualifications, employment history, key skills and experience. Base salaries are reviewed annually and may be adjusted by the Compensation Committee based on individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in the compensation peer group in which the Company competes for executive talent, the Company’s financial performance generally, and internal pay consistency. The weight given to each factor by the Compensation Committee may vary from individual to individual.

During fiscal 2008, the Compensation Committee considered the factors described above and reviewed the base salaries of the named executive officers and determined that the base salaries of the named executive officers should remain the same as the prior year except as set forth below:

•

Patrick Edsell, Former Senior Vice President and General Manager: In October 2007, Mr. Edsell’s base salary was increased 7.41% from $270,000 to $290,000, which approximated the 50th percentile of our peer group for comparable positions.

•

Marla Sanchez, Former Senior Vice President and Chief Financial Officer: In October 2007, Ms. Sanchez’s base salary was increased 1.92% from $260,000 to $265,000, which approximated the 50th percentile of our peer group for comparable positions.

•

Jo S. Major, Jr., Former President and Chief Executive Officer: In October 2007, Dr. Major’s base salary was increased 6.67% from $375,000 to $400,000, which approximated the 50th percentile of our peer group for comparable positions.

Following the end of fiscal 2008, on July 21, 2008, in connection with his appointment as Vice President, Finance and Treasurer and Interim Chief Financial Officer (principal financial and accounting officer) of the Company, Mr. Mark Weinswig’s base salary was set at $200,000, and for the period that Mr. Weinswig serves as Interim Chief Financial Officer, he will be paid an additional annual salary of $65,000.

Also following the end of fiscal 2008, on August 18, 2008, an increase in the salary of Dr. Giovanni Barbarossa in his role as the Company’s Interim Chief Executive Officer of $100,000 was approved by the Compensation Committee. The increase is to be paid for the duration of the period in which Dr. Barbarossa serves as the Company’s Interim Chief Executive Officer and has been paid retroactive to the effective date of Dr. Barbarossa’s appointment as the Company’s Interim Chief Executive Officer on July 7, 2008.

Incentive Bonus

We believe that a significant portion of each executive officer’s annual compensation should be paid in the form of incentive bonuses that are directly tied to our financial performance and thus align the interests of our executive officers with our stockholders. Incentive bonus amounts vary based on the executive officer’s position and responsibilities with Avanex. Generally, the higher the level of responsibility that an executive officer has, the greater the percentage of the executive officer’s compensation that consists of an opportunity to earn incentive bonuses. As discussed above, we target total cash compensation (base salary plus target bonus) at approximately the 50th percentile of the peer group.

Incentive bonus targets are set with reference to a percentage of base salary for our named executive officers, and during fiscal 2008 were set as follows:

Executive Officer	Title	Incentive Bonus Target (% of Base Salary)
Jo S. Major, Jr.	Former Chief Executive Officer & President	100%
Marla Sanchez	Former Senior Vice President & Chief Financial Officer	60%
Giovanni Barbarossa	Interim Chief Executive Officer (since 7/6/2008), Senior Vice President and Chief Technology Officer	60%
Patrick Edsell	Former Senior Vice President & General Manager	60%
Bradley Kolb	Senior Vice President Operations	60%
Yves LeMaitre	Former Senior Vice President and Chief Marketing Officer	80%
Scott Parker	Senior Vice President of Sales	60%

Additionally, in connection with his appointment as Vice President, Finance and Treasurer and Interim Chief Financial Officer (principal financial and accounting officer) of the Company, on July 21, 2008, Mr. Mark Weinswig’s incentive bonus target (% of base salary) was set at 40%.

Our Compensation Committee recognizes the achievement of Avanex’s approved operating plan as measured by two corporate goals set forth in the Company’s annual operating plan: (i) non-GAAP earnings before interest, taxes, depreciation and amortization, or EBITDA, and (ii) annual revenue. These goals were weighted 60% and 40% respectively. Non-GAAP EBITDA was calculated by taking GAAP EBIT, less depreciation, amortization, stock-based compensation, restructuring charges and other non-recurring extraordinary expenses, as determined by the Compensation Committee and reviewed by the Audit Committee.

The incentive bonus program covered the entire fiscal year. Participants were entitled to receive 100% of their incentive bonus target for “on target” performance with opportunities for lower percentage payout for below target performance, subject to achievement of minimum levels, and higher percentage payout for above target performance. The aim of the incentive bonus program was to achieve positive non-GAAP EBITDA. Accordingly, if Avanex did not achieve positive non-GAAP EBITDA, no award would be paid under the program, regardless of Avanex’s achievement against the revenue goal.

The performance grid for each of the corporate goals is summarized below:

Non-GAAP EBITDA Performance (60% Weighting)		Revenue Performance (40% Weighting)

Non-GAAP EBITA Milestone	Percent of Pool Earned	Annual Revenue	Percent of Target Earned
Less than $0.24M	0.0%	Less than $207M	0%
Between $0.24M and $6.24M	For every $1M increase in NON-GAAP EBITDA, there is an approximately $150,000 increase in the aggregate bonus earned on a pro rata basis.	Between $207M and $227M	For every $5M increase in revenue, there is an approximately $170,000 increase in the aggregate bonus earned on a pro rata basis.
Equal to $6.24M	100%	Equal to $227M	100%
Greater than $6.24M	For every $1M increase in NON-GAAP EBITDA, there is an approximately $230,000 increase in the aggregate bonus earned on a pro rata basis.	Greater than $227M	For every $5M increase in revenue, there is an approximately $225,000 increase in the aggregate bonus earned on a pro rata basis.

On September 4, 2008, the Compensation Committee determined that Avanex had achieved 31.35% of the overall goal in fiscal 2008. Accordingly, restricted stock units with immediate vesting or cash were awarded to the named executive officers for fiscal 2008 performance in the table that follows. Awards under the incentive bonus program were made in September 2008 in Restricted Stock Units, as a means of preserving cash, issued pursuant to the 1998 Stock Plan, with immediate vesting. Dr. Major, Ms. Sanchez and Mr. Edsell received their fiscal 2008 bonus in cash following their departures from the Company. In addition, employees who would have received a bonus payout in stock with an aggregate value of less than $1,500 received their fiscal 2008 bonus in cash.

Named Executive Officer	Title	Bonus Amount	Number of RSUs Issued to Settle Bonus
Jo S. Major, Jr.	Former Chief Executive Officer & President	$125,400	—
Marla Sanchez	Former Senior Vice President & Chief Financial Officer	$49,847	—
Giovanni Barbarossa	Interim Chief Executive Officer (since 7/6/2008), Senior Vice President and Chief Technology Officer	$48,906	8,332
Patrick Edsell	Former Senior Vice President & General Manager	$54,549	—
Bradley Kolb	Senior Vice President Operations	$47,025	8,012
Scott Parker*	Senior Vice President of Sales	$12,578	—
Yves LeMaitre**	Former Senior Vice President and Chief Marketing Officer	$97,410	—

*	See “Bonus Program for Senior Vice President of Sales” below.
**	See “Bonus Program for Chief Marketing Officer” below.

Bonus Program for Senior Vice President of Sales.    The bonus compensation for Mr. Scott Parker, our Senior Vice President of Sales, is composed of two components. A bonus, at a target of 60% of his base salary, was aligned with his Global Sales Incentive Plan. Of the incentive target, 80% is based on revenue generation goals or a quota and the remaining 20% is based on corporate Non-GAAP EBITDA performance. Mr. Parker’s Revenue Generation Target, or quota, consists of his quarterly revenue goal, in addition to an annual quota. In order for revenue to be counted towards the Revenue Generation Target, the revenue must be generated during the specified fiscal quarter or year from specific customers, regions, products and/or industry channels determined at the Company’s sole discretion. For these purposes, in order to qualify as “revenue” within a specific fiscal quarter, (a) the product generating the revenue must actually be shipped by the Company during the quarter, and (b) the revenue from such shipped products must have been recognized by the Company for accounting purposes. Eighty percent of the Revenue Generation payout was based on quarterly targets with 20% being reserved for an annual payout at the end of the fiscal year based on achievement towards annual quota.

Achievement of Revenue Generation Targets Against Performance for Mr. Parker for fiscal 2008 was calculated as follows:

Less than 75% of assigned target	No quarterly or annual incentive compensation earned
Between 75% and 100% of assigned target	Corresponding percentage of target compensation earned
100.1% - 120% of assigned target	120% of target compensation earned
120.1% - 200% of assigned target	200% of target compensation earned
Greater than 200% of assigned target	2X (% of achievement of revenue generation target)

Mr. Parker’s fiscal 2008 sales incentive plan paid a total of $12,578 for his achievements.

Bonus Program for Chief Marketing Officer.    The bonus compensation for Mr. Yves LeMaitre, our former Chief Marketing Officer, was composed of two parts. The first part, at a target of 20% of his base salary, was aligned with the Incentive Bonus Program for fiscal 2008 that was not paid due to his departure from the Company on November 9, 2007. A larger portion of his bonus, at a target of 60% of his base salary, was aligned with his Global Sales Incentive Plan. Mr. LeMaitre’s Revenue Generation Target, or quota, consisted of his quarterly revenue goal, in addition to an annual quota. In order for revenue to have been counted towards the Revenue Generation Target, the revenue must have been generated during the specified fiscal quarter or year from specific customers, regions, products and/or industry channels determined at the Company’s sole discretion. For these purposes, in order to qualify as “revenue” within a specific fiscal quarter (a) the product generating the revenue must actually have been shipped by the Company during the quarter, and (b) the revenue from such shipped product must have been recognized by the Company for accounting purposes. Eighty percent of the Revenue Generation payout was based on quarterly targets and 20% was reserved for an annual payout at the end of the fiscal year.

Mr. LeMaitre’s fiscal 2008 sales incentive plan paid a total of $97,410 for his quarterly achievements.

Equity Compensation

Equity awards (stock options and restricted stock units) are granted to executive officers and other employees under the Company’s 1998 Stock Plan. Awards are intended to focus the attention of executives on the Company’s long-term performance, which the Company believes results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. Given these considerations, and the adoption of FAS 123 (R), the Compensation Committee uses a mix of options and time-based restricted stock units for equity compensation grants. The Compensation Committee believes this approach optimally balances the long-term interests of stockholders with the Company’s need to retain its executives.

Guidelines for equity grants are established for each executive based on peer group practices with respect to the FAS 123 (R) Black-Scholes value delivered and allocation of the equity pool among various employee levels. Individual grants are then determined based on consideration of the executive’s guideline, his or her individual performance, the retention value of current awards (measured by the amount of “in-the-money” value of stock options and unvested value of restricted stock units) and Company performance.

The Compensation Committee designs its equity grant practices to reflect an appropriate balance between stockholders’ dilution concerns and the Company’s need to remain competitive by recruiting and retaining high-performing employees. The gross burn rate for fiscal 2007 and 2008 was 2.9% and 2.8%, respectively. The Company defines the gross burn rate as the sum of the stock granted divided by the sum of the Common Stock outstanding. The net burn rate for fiscal 2007 and 2008 was 1.9% and 1.7%, respectively. The Company defines the net burn rate as the sum of the stock granted minus shares cancelled or forfeited divided by the sum of the Common Stock outstanding.

The details of stock option grants and awards of restricted stock units to the named executive officers during fiscal 2008 can be found below under the heading “Grants of Plan-Based Awards in 2008.” In connection with his appointment as Vice President, Finance and Treasurer and Interim Chief Financial Officer (principal financial and accounting officer) of the Company, on July 21, 2008, Mr. Mark Weinswig received an option to purchase 16,667 shares of the Company’s Common Stock at the current fair market value on the effective date of grant. One-fourth of the shares subject to the option shall vest one year after the date of grant, and 1/48th of the shares subject to the option shall vest monthly thereafter, so that the option shall be fully vested four years from the date of grant. In addition, on July 21, 2008, Mr. Weinswig was granted 6,667 restricted stock units, one fourth of which shall vest one year after the date of grant, and 1/16th of which shall vest quarterly thereafter, so that the restricted stock units shall be fully vested four years from the date of grant.

Stock Ownership Program

The Compensation Committee resolved on October 16, 2007, that the executive officers of Avanex shall endeavor to hold the following minimum amount of Avanex stock, where the value of stock held is computed as total shares held multiplied by the market price of the stock, within a timeframe of five years:

CEO	3 times base salary
CFO	1.5 times base salary
All other Officers	1 times base salary

The Avanex stock holdings of the Company’s named executive officers in fiscal 2008 are summarized in the table set forth in the section below entitled “Security Ownership of Certain Beneficial Owners and Management”.

Officer and Director Share Purchase Plan

The Compensation Committee approved, effective April 7, 2008, an Officer and Director Share Purchase Plan (the “Plan”), which allows executive officers and directors of the Company to purchase shares of the Company’s Common Stock at fair market value in lieu of salary or, in the case of directors, retainer fees. Eligible individuals voluntarily participate in the Plan by authorizing payroll deductions or, in the case of directors, deductions from retainer fees for the purpose of purchasing Avanex shares. Elections to participate in the Plan may only be made during open trading windows under the Company’s insider trading policy when the participant does not otherwise possess material non-public information concerning the Company. The Board of Directors has authorized 133,333 shares to be made available for purchase by officers and directors under the Plan.

Adoption of Employee Retention Program; RSU Grants to Certain Executive Officers

The Compensation Committee approved, effective August 18, 2008, an Employee Retention Program under the Company’s 1998 Stock Plan, pursuant to which the Committee granted Restricted Stock Units (“RSUs”) to certain employees of the Company, one half of which shall vest one year after the grant date and one-half of which shall vest two years after the grant date. The vesting of these RSUs may be accelerated in specified circumstances.

Pursuant to the Employee Retention Program, the Compensation Committee on August 18, 2008 granted RSUs to the following executive officers of the Company in the following amounts:

Executive Officer	Title	No. of RSUs Granted
Giovanni Barbarossa	Interim CEO, Senior Vice President and Chief Technology Officer	42,000
Bradley Kolb	Senior Vice President of Operations	28,000
Scott Parker	Senior Vice President of Sales	28,000

Benefits and Perquisites

Like other employees, Avanex executive officers are provided with standard health and welfare benefits, as well as the opportunity to participate in a 401(k) retirement and savings plan. The Company does not provide any additional perquisites to its named executive officers.

Change in Control and Severance Benefits

Our employees, including our named executive officers, are employees at-will and do not have long-term employment contracts with us. The at-will employment status of our employees affords us the flexibility necessary to remove employees when appropriate. However, in order to retain and attract highly qualified executives who may otherwise desire the protection of a long-term employment contract, we provide limited severance and change-in-control benefits to our executives. Such benefits also provide protection for our executives who, upon joining us, may forfeit substantial pay and benefits earned from a previous employer.

In recent years the optical-products industry has undergone, and in the future we anticipate the industry to continue to undergo, substantial industry consolidation. We determined that these limited change of control and severance provisions were necessary in order for us to attract and retain the highest quality executive officers that we could, and to enable our executive officers to focus their attention on increasing stockholder value rather than unnecessarily worrying about their livelihood.

For more information regarding our severance and change-in control benefits, please see the section entitled “Potential Payments Upon Termination or Change of Control” below.

Change in Control Benefits.    The stock option agreements and restricted stock unit agreements between Avanex and its executive officers generally provide that immediately upon a change of control, as defined in the agreements, each such award will become vested and exercisable as to 50% of the shares underlying such award, if such award is not already so vested. Upon or within twelve months of a change of control, if any such individual’s employment terminates as a result of an involuntary termination, as defined in the agreements (other than for cause, as defined in the agreements), each such award will become fully vested and exercisable.

Avanex provides limited vesting acceleration benefits, as described above, immediately upon a change of control transaction to create an incentive for its executive officers to help successfully execute such transaction from its early stages until closing. These benefits are limited in amount so as not to create an excessive windfall for the executive officer and to provide a continuing incentive for the executive officer to remain with the combined company following the transaction. Avanex also provides full acceleration benefits, as described above, to enable our executive officers to focus their attention on increasing the stockholder value of the combined company rather than unnecessarily worrying about their livelihood.

Severance Benefits: Interim Chief Executive Officer and Vice Presidents.    Avanex’s severance policy for our Interim Chief Executive Officer and vice presidents is as follows:

•

our Interim Chief Executive Officer and each senior vice president who is terminated without cause shall be entitled to receive the equivalent of his or her base salary, less applicable withholding, for a period of twelve months from the date of his or her termination; and

•

each vice president who is terminated without cause shall be entitled to receive the equivalent of his or her base salary, less applicable withholding, for a period of six months from the date of his or her termination.

Except as otherwise required or provided by any applicable foreign, federal, state or local law, Avanex will only pay severance pursuant to this policy in exchange for the Interim Chief Executive Officer’s or vice president’s execution of a full release of all claims in a form satisfactory to Avanex.

Severance Benefits: Dr. Jo Major, Jr., the Company’s Former President and Chief Executive Officer.     Dr. Jo S. Major, Jr. was terminated from his position as President and Chief Executive Officer of the Company, effective on July 7, 2008. On July 25, 2008, Avanex entered into a Separation and Release Agreement with Dr. Major. The Separation and Release Agreement provided that Dr. Major receives the following:

•	the equivalent of his base salary, less applicable withholding, for a period of twelve (12) months from the effective date of the agreement;

•	his earned target bonus for the fiscal year ended June 30, 2008; and

•	reimbursement for premiums paid for continued health benefits under the Company’s health plans for a period of one (1) year from the effective date of the agreement.

These severance benefits are subject to Dr. Major’s not revoking the Separation and Release Agreement and release of claims, as well as the non-solicitation and non-disparagement provisions set forth in the Separation and Release Agreement.

Departure of and Separation and Release Agreement with Mr. Yves LeMaitre, the Company’s Former Senior Vice President and Chief Marketing Officer.    On November 8, 2007, the Company accepted the resignation of Mr. Yves LeMaitre, the Company’s former Senior Vice President and Chief Marketing Officer, effective November 9, 2007. A separation agreement and release entered into between the parties on November 12, 2007, provided that Mr. LeMaitre receives the following:

•	the equivalent of his base salary, less applicable withholding, for a period of twelve (12) months from the effective date of the agreement; and

•	reimbursement for premiums paid for continued health benefits under the Company’s health plans for a period of three months from the effective date of the agreement.

The agreement contains a general release of claims from Mr. LeMaitre in favor of the Company.

Departure of and Separation and Release Agreement with Mr. Patrick Edsell, Company’s Former Senior Vice President and General Manager.    On August 25, 2008, the Company accepted the resignation of Mr. Patrick Edsell, the Company’s former Senior Vice President and General Manager, effective August 25, 2008. A separation agreement and release entered into between the parties on September 16, 2008 provided that Mr. Edsell receives the following:

•	a lump sum payment equal to one (1) year of his base salary, less applicable withholding; and

•	his applicable target bonus for the fiscal year ended June 30, 2008.

The agreement contains a general release of claims from Mr. Edsell in favor of the Company.

Reasonableness of Compensation

The Compensation Committee believes that Avanex is achieving its compensation objectives and that, in particular, Avanex rewards its executive officers for driving operational success and stockholder value creation. Based on our performance record and our compensation objectives, management and the Compensation Committee believe the average target pay position relative to market, and pay mix, are reasonable and appropriate for Avanex’s executive officers.

Other Considerations

Tax Considerations

The Compensation Committee considers the potential effects of Section 162(m) of the Code on the compensation paid to certain of the Company’s executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for certain executive officers, unless compensation is performance-based.

The Compensation Committee is aware of the Section 162(m) limitations, and the available exemptions, and in 2005 obtained stockholder approval of the amended 1998 Stock Plan to allow the Company to receive a tax deduction for certain performance-based compensation paid under the 1998 Stock Plan in excess of the Section 162(m) limitations. Time-based restricted stock unit grants do not comply with Section 162(m) guidelines, nor does the Company’s annual incentive plan. The Compensation Committee will further address the issue of deductibility if circumstances warrant the use of other available exemptions.

Section 409A of the Code

Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although Avanex does not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, Avanex has attempted to structure its equity awards in a manner intended to either avoid the application of Section 409A, or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation

Beginning on July 1, 2005, Avanex began accounting for stock-based awards in accordance with the requirements of FAS 123 (R). Avanex gives equity awards that are a blend of stock options and Restricted Stock Units. Options are valued using a Black-Scholes stock option pricing model per the guidance in FAS 123 (R). Restricted stock units are valued at face value (i.e., the number of shares granted multiplied by the closing stock price on the date of grant). All equity award values are amortized over the requisite service period.

In general, management and the Compensation Committee view stock options as better aligned with the interests of the stockholders in that the stockholder suffers no dilution unless the underlying stock price appreciates. We view RSU grants as more retentive, in that they maintain value in the situation of a falling market. The Compensation Committee views equity grants that are a blend of these vehicles to be most appropriate for long-term retention and motivation of employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Greg Dougherty, Chair

Vinton Cerf

Paul Smith

Susan Wang

Dennis Wolf

Summary Compensation Table

The following table presents information concerning the compensation received by our named executive officers during fiscal 2007 and fiscal 2008.

Name & Principal Position(1)	Fiscal Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jo S. Major, Jr.	2008	$392,789	$510,851	$375,088	$125,400	$576	$1,404,704
Former Chief Executive Officer & President	2007	$366,057	$469,866	$434,454	—	$576	$1,270,953

Marla Sanchez	2008	$263,288	$189,213	$179,094	$49,847	$4,478	$685,920
Former Senior Vice President & Chief Financial Officer	2007	$283,300	$72,212	$89,063	—	$3,011	$447,586

Giovanni Barbarrosa	2008	$260,000	$32,944	$158,597	—	$576	$452,116
Interim Chief Executive Officer, Senior Vice President & Chief Technology Officer

Patrick Edsell	2008	$284,231	$173,413	$193,569	$54,549	$6,356	$712,118
Former Senior Vice President, General Manager

Bradley Kolb	2008	$250,000	$262,804	$275,325	—	$4,191	$792,319
Senior Vice President, Operations	2007	$228,077	$339,792	$233,888	—	$4,026	$805,783

Yves LeMaitre	2008	$120,122	$152,570	$129,101	$97,410	$150,917	$650,120
Former Senior Vice President, Chief Marketing Officer	2007	$239,615	$164,513	$109,131	$128,013	$384	$641,656

(1)	For some named executive officers, information is only provided for fiscal 2008 as such individuals were not named executive officers in fiscal 2007. There were a number of named executive officer changes during fiscal 2008 and since June 30, 2008. Dr. Major was terminated from his position as President and Chief Executive Officer of the Company effective July 7, 2008. Ms. Sanchez resigned from her position as Senior Vice President and Chief Financial Officer of the Company effective July 7, 2008. Dr. Barbarossa was appointed Interim Chief Executive Officer and the Company’s Principal Executive Officer effective July 7, 2008. Mr. Edsell resigned from his position as Senior Vice President and General Manager effective August 25, 2008. Mr. Yves LeMaitre resigned from his position as Senior Vice President and Chief Marketing Officer effective November 9, 2007.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2008 and 2007, in accordance with FAS 123(R), and thus may include amounts for awards granted in and prior to fiscal 2008 and 2007. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 30, 2008, filed with the SEC on September 5, 2008. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(3)	Reflects cash payments made to Dr. Major, Ms. Sanchez and Mr. Edsell under the fiscal 2008 incentive bonus program, calculated based on predetermined targets met during fiscal 2008; details regarding individual targets and amounts are listed in “Compensation Discussion & Analysis” above. For Mr. LeMaitre this reflects amounts under the “Bonus Program for Chief Marketing Officer” for fiscal 2008 and 2007, as described in “Compensation Discussion and Analysis”, calculated on predetermined targets met during each fiscal year.

(4)	Reflects 401K company match, group term life, and, for Mr. Maitre, severance payments of $150,769 paid in fiscal 2008 following termination pursuant to employment agreements with the Company.

Grants of Plan-Based Awards in 2008

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2008 under any plan.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stocks (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Jo S. Major, Jr.	09/06/2007	—	—	—	5,845	—	—	$148,975
	10/21/2007	—	—	—	—	26,666	$24.60	$455,760
	10/21/2007	—	—	—	10,666	—	—	$262,240
	09/21/2008		$400,000	—	—	—	—	—

Marla Sanchez	09/06/2007	—	—	—	2,291	—	—	$58,393
	10/21/2007	—	—	—	—	15,000	$24.60	$256,365
	10/21/2007	—	—	—	5,000	—	—	$122,925
	09/21/2008		$159,000	—	—	—	—	—

Giovanni Barbarrosa	09/06/2007	—	—	—	2,431	—	—	$61,973
	10/21/2007	—	—	—	—	4,666	$24.60	$79,758
	10/21/2007	—	—	—	2,000	—	—	$49,170
	09/21/2008		$156,000	—	—	—	—	—

Patrick Edsell	09/06/2007	—	—	—	1,275	—	—	$32,502
	10/21/2007	—	—	—	—	15,000	$24.60	$256,365
	10/21/2007	—	—	—	5,000	—	—	$122,925
	09/21/2008		$174,000	—	—	—	—	—

Bradley Kolb	09/06/2007	—	—	—	2,338	—	—	$59,591
	10/21/2007	—	—	—	—	10,333	$24.60	$176,607
	10/21/2007	—	—	—	3,666	—	—	$90,145
	09/21/2008		$150,000	—	—	—	—	—

Yves LeMaitre	09/06/2007	—	—	—	763	—	—	$19,465
	10/21/2007	—	—	—	—	10,333	$24.60	$176,607
	10/21/2007	—	—	—	3,666	—	—	$90,145

(1)	Reflects threshold, target and maximum bonus amounts for fiscal 2008 performance under the Incentive Bonus Program, which is described in the “Compensation Discussion and Analysis.” Pursuant to such Incentive Bonus Program, there was no maximum cap on the potential award: the amount of the award earned by all participants would increase for improvements in revenue and non-GAAP EBITDA over the target. For more information, see “Incentive Bonus” in “Compensation Discussion and Analysis” above.

Awards pursuant to the Incentive Bonus Program were determined by the Compensation Committee in September 2008 and awarded in cash (to former executive officers) and restricted stock units with immediate vesting (to current executive officers) as follows:

Named Executive Officer	Bonus Amount ($)	Number of RSU’s (#)	Cash Payments ($)
Jo S. Major, Jr.	$125,400	—	$125,400
Marla Sanchez	$49,847	—	$49,847
Giovanni Barbarrosa	$48,906	8,332	—
Patrick Edsell	$54,549	—	$54,549
Bradley Kolb	$47,025	8,012	—
Yves LeMaitre	—	—	—

(2)	Reflects restricted stock units granted under the 1998 Stock Plan. Awards granted on September 6, 2007 vested immediately. Awards granted on October 21, 2007 vest 25% upon each anniversary of grant over a four year period. See “Change in Control and Severance Benefits” for a further description of certain terms relating to these awards.

(3)	Reflects options granted under the 1998 Stock Plan. Awards granted on October 21, 2007 vest 25% upon each anniversary of the date of the grant over a four year period thereafter. See “Change in Control and Severance Benefits” for a further description of certain terms relating to these awards.

(4)	Reflects the grant date fair value of each target equity award computed in accordance with FAS 123(R). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 30, 2008, filed with the SEC on September 5, 2008. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table presents information concerning unexercised options and stock that have not vested for each named executive officer outstanding as of the end of fiscal 2008.

	OPTION AWARDS(2)					STOCK AWARDS(3)
Name(1)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Jo S. Major, Jr.	08/20/2004	77,222	2,778	$34.80	08/19/2014	—	—
	06/13/2005	7,500	2,500	$14.85	06/12/2015	—	—
	12/20/2005	—	—	—	—	5,004	$84,818
	10/09/2006	—	—	—	—	7,784	$131,939
	10/31/2006	11,111	15,555	$24.60	10/30/2016	—	—
	03/21/2007	—	—	—	—	1,148	$19,459
	10/21/2007	—	26,666	$24.60	10/20/2017	—	—
	10/21/2007	—	—	—	—	10,666	$180,789

Marla Sanchez	10/27/2006	—	—	—	—	9,918	$168,110
	10/31/2006	12,500	17,500	$24.60	10/30/2016	—	—
	03/21/2007	—	—	—	—	341	$5,780
	10/21/2007	—	15,000	$24.60	10/20/2017	—	—
	10/21/2007	—	—	—	—	5,000	$84,750

Giovanni Barbarossa	02/02/2000	823	—	$420.00	02/01/2010	—	—
	02/02/2000	8,344	—	$420.00	02/01/2010	—	—
	03/19/2001	1,066	—	$234.38	03/18/2011	—	—
	04/30/2001	1,066	—	$197.85	04/29/2011	—	—
	08/14/2001	895	—	$111.75	08/13/2011	—	—
	08/14/2001	12,438	—	$111.75	08/13/2011	—	—
	11/05/2001	6,667	—	$36.75	11/04/2011	—	—
	11/05/2001	23,333	—	$73.50	11/04/2011	—	—
	12/18/2002	1,389	—	$15.15	12/17/2012	—	—
	08/01/2003	13,333	—	$29.63	07/31/2013	—	—
	08/01/2003	13,333	—	$59.25	07/31/2013	—	—
	07/29/2004	1,665	—	$39.15	07/28/2014	—	—
	07/29/2004	13,333	—	$39.15	07/28/2014	—	—
	06/13/2005	2,500	833	$14.85	06/12/2015	—	—
	12/20/2005	—	—	—	—	1,008	$17,086
	10/09/2006	—	—	—	—	588	$9,967
	10/31/2006	833	1,167	$24.60	10/30/2016	—	—
	03/21/2007	—	—	—	—	480	$8,136
	10/21/2007	—	4,666	$24.60	10/20/2017	—	—
	10/21/2007	—	—	—	—	2,000	$33,900

Patrick Edsell	03/21/2007	9,375	20,625	$27.30	03/20/2017	—	—
	03/21/2007	—	—	—	—	11,917	$201,993
	10/21/2007	—	15,000	$24.60	10/30/2016	—	—
	10/21/2007	—	—	—	—	5,000	$84,750

Bradley Kolb	03/23/2006	14,999	11,667	$43.20	03/22/2016	—	—
	10/09/2006	—	—	—	—	1,948	$33,019
	10/31/2006	2,777	3,889	$24.60	10/30/2016	—	—
	03/21/2007	—	—	—	—	416	$7,051
	10/21/2007	—	10,333	$24.60	10/20/2017	—	—
	10/21/2007	—	—	—	—	3,666	$62,139

(1)	For Dr. Major, Ms. Sanchez and Mr. Edsell all unvested options and restricted stock units were cancelled upon the effective date of termination. Mr. Maitre held zero unexercised options and restricted stock units that had not vested as of the end of fiscal 2008.

(2)

Reflects options granted under the 1998 Stock Plan. Unless otherwise indicated below, all such options vest 25% upon first anniversary of the date of grant and then at a rate of  1/48th per month thereafter. Options granted on February 2, 2000 and August 14, 2001 vest 25% on each anniversary of the grant date over a four year period. Options granted on November 5, 2001 vest 50% on each anniversary of the grant date over a two year period.

(3)

Reflects restricted stock units granted under the 1998 Stock Plan. Unless otherwise indicated below, all such restricted stock units vest 25% upon first anniversary of the date of grant and then at a rate of  1/48th per month thereafter. Restricted stock units granted on October 21, 2007 vest 25% on each anniversary of the grant date over a four year period. Restricted stock units granted on March 21, 2007 vest 25% on February 15, 2008 and then at a rate of 1/48th per month thereafter.

(4)	Market value of restricted stock units that have not vested is computed by multiplying (i) $16.95, which was the closing price per share of Avanex’s common stock on the NASDAQ Global Market on June 30, 2008, by (ii) the number of unvested restricted stock units at June 30, 2008.

2008 Option Exercises

The following table presents information concerning each exercise of stock options and shares acquired upon vesting of stock awards during fiscal 2008 for each of the named executive officers.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Jo S. Major, Jr.	—	—	25,443	$549,254
Marla Sanchez	—	—	9,540	$210,847
Giovanni Barbarrosa	—	—	7,507	$162,354
Patrick Edsell	—	—	6,691	$97,479
Bradley Kolb	—	—	7,259	$160,650
Yves LeMaitre	4,221	$47,466	4,669	$121,518

(1)	Reflects the difference between the market price of Avanex common stock at the time of exercise on the exercise date and the exercise price of the option.

(2)	Reflects the dollar amount realized upon vesting of restricted stock units, computed by multiplying the number of shares of stock received upon such vesting by the market value of the underlying shares on the vesting date.

Potential Payments Upon Termination or Change of Control

Termination or Change of Control Arrangements

Change in Control Benefits

The stock option agreements and restricted stock unit agreements between Avanex and its executive officers generally provide that immediately upon a change of control, as defined in the agreements, each such award will become vested and exercisable as to 50% of the shares underlying such award, if such award is not already so vested. Upon or within twelve months of a change of control, if any such individual’s employment terminates as a result of an involuntary termination, as defined in the agreements (other than for cause, as defined in the agreements), each such award will become fully vested and exercisable.

Severance Benefits

Interim Chief Executive Officer and Vice Presidents.    Avanex’s severance policy for its Interim Chief Executive Officer and vice presidents is as follows:

•

The Interim Chief Executive Officer and each senior vice president who is terminated without cause shall be entitled to receive the equivalent of his or her base salary, less applicable withholding, for a period of twelve months from the date of his or her termination, and

•

Each vice president who is terminated without cause shall be entitled to receive the equivalent of his or her base salary, less applicable withholding, for a period of six months from the date of his or her termination.

Except as otherwise required or provided by any applicable foreign, federal, state or local law, Avanex will only pay severance pursuant to this policy in exchange for the Interim Chief Executive Officer’s or vice president’s execution of a full release of all claims in a form satisfactory to Avanex.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2008 (June 30, 2008), and the price per share of Avanex’s Common Stock is the closing price on the NASDAQ Global Market as of that date ($16.95) (as adjusted for a fifteen-for-one reverse stock split which occurred after the close of market on August 12, 2008). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Type of Benefit	Potential Payments in Connection with:
		Non-Change in Control	Change in Control
		Termination Without Cause ($)(1)	Upon Change in Control ($)(2)	Involuntary Termination Other Than For Cause Within 12 Months of Change in Control ($)(3)
Jo S. Major, Jr.	Cash Severance Payments	$400,000	—	—
	Annual Incentive Bonus(4)	$125,400	—	—
	Continued Coverage of Employee Benefits(5)	$17,082	—	—
	Attorney Fees(6)	$30,612	—	—
	Vesting Acceleration	—	—	—
	Total Benefits	$573,094	—	—

Marla Sanchez	Annual Incentive Bonus(4)	$49,847	—	—
	Vesting Acceleration	—	—	—
	Total Benefits	$49,847	—	—

Giovanni Barbarrosa	Cash Severance Payments(7)	$260,000	—	$260,000
	Vesting Acceleration	—	$20,508	$50,268
	Total Benefits	$260,000	$20,508	$310,268

Bradley Kolb	Cash Severance Payments	$250,000	—	$250,000
	Vesting Acceleration	—	$37,613	$64,505
	Total Benefits	$250,000	$37,613	$314,505

Patrick Edsell	Cash Severance Payments	$290,000	—	—
	Annual Incentive Bonus(4)	$54,549	—	—
	Vesting Acceleration	—		—
	Total Benefits	$344,549	—	—

Yves LeMaitre	Cash Severance Payments	$245,000	—	—
	Vesting Acceleration	—	—	—
	Total Benefits	$245,000	—	—

(1)

Reflects actual payments entitled to upon termination for named executive officers who have left the Company since June 30, 2008. For Dr. Major, the first three items of this column (“Cash Severance Payments”, “Annual Incentive Bonus”, and “Continued Coverage of Employee Benefits”) reflects the terms of his employment agreement with Avanex entered into in August 2004 and includes payments made upon a termination by Avanex without “cause” or a termination by Dr. Major due to an “involuntary termination,” each as defined in his employment agreement. For Ms. Sanchez, this column reflects the actual bonus incentive payment for fiscal 2008. For Mr. Edsell, this column reflects the actual payment to which this individual is entitled upon termination of his employment in August 2008. For Mr. LeMaitre, this column reflects the actual payments to which he was entitled upon termination of employment in November 2007. For the other named executive officers, this column reflects the terms of Avanex’s severance policy for interim CEO and senior vice presidents.

(2)	Reflects the terms of stock option agreements and restricted stock unit agreements between Avanex and its executive officers and indicates the aggregate market value of unvested option grants and restricted stock units. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $16.95 and the exercise price of the option, by (ii) the number of shares underlying unvested options at June 30, 2008. For restricted stock units, aggregate market value is computed by multiplying (i) the difference between $16.95 and the exercise price of the restricted stock unit, by (ii) the number of unvested restricted stock units at June 30, 2008.

(3)	For named executive officers who are still with the Company as of October 8, 2008, the first item (“Cash Severance Payments”) reflects the terms of Avanex’s severance policy for senior vice presidents. Each row in this column entitled “Vesting Acceleration” reflects the terms of stock option agreements and restricted stock unit agreements between Avanex and its executive officers and indicates the aggregate market value of unvested option grants and restricted stock units, computed in the manner described in footnote 2 above.

(4)	Reflects the annual incentive bonuses made to certain terminated executives for fiscal 2008 performance, but determined in September 2008.

(5)	Assumes continued coverage for 12 months of employee benefits for Dr. Major at the amounts paid by Avanex for fiscal 2008 under Avanex’s health plans.

(6)	Estimated attorney fees related to the separation and release agreement entered into with Dr. Major.

(7)	For Mr. Barbarossa, on July 4, 2008, there was an increase in salary of $100,000 upon assuming the Interim Chief Executive Officer role. If he were to be terminated without cause while in the role of interim CEO, he would be entitled to a cash severance payment of $360,000.

Director Compensation

Compensation for Fiscal 2008

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2008. Dr. Major, who during fiscal 2008 was an employee, did not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($) (1)(2)(3)	Total ($)
Vinton Cerf	$27,500(4)	$22,014	$21,214	$70,728
Greg Dougherty	$46,500(5)	$44,496	$26,843	$117,839
Joel A. Smith, III	$21,500(6)	$5,994	$13,617	$41,111
Paul G. Smith	$31,000(7)	$31,007	$21,214	$83,221
Susan Wang	$37,500(8)	$42,998	$21,214	$101,712
Dennis P. Wolf	$11,500(9)	—	$2,112	$13,612

(1)

Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2008, in accordance with FAS 123(R), and thus may include amounts from awards granted in and prior to 2008. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 30, 2008, filed with the SEC on September 5, 2008. These amounts do not correspond to the actual value that will be recognized by the directors.

(2)	Upon joining the Board of Directors in fiscal 2008, Mr. P. Smith (i) and Mr. Wolf (ii), each received 5,333 options to purchase shares of common stock pursuant to the Company’s 1999 Director Option Plan, which vest 25% on each anniversary of the grant date over a four year period.

Grant Date		Number of Shares Underlying Option (#)	Exercise Price Per Share ($)	Grant Date Fair Value ($)
11/15/2007	(i)	5,333	$23.55	$125,592
04/15/2008	(ii)	5,333	$9.75	$51,997

In fiscal year 2008, each of our non-employee directors, except for Mr. P. Smith and Mr. Wolf, received the following option to purchase shares of our common stock pursuant to the Company’s 1999 Director Option Plan, which vests and becomes exercisable on the first anniversary of the grant date:

Grant Date	Number of Shares Underlying Option (#)	Exercise Price Per Share ($)	Grant Date Fair Value ($)
11/15/2007	1,333	$23.55	$31,392

In fiscal year 2008, each of our non-employee directors, except for Mr. P. Smith and Mr. Wolf, received the following restricted stock units pursuant to the Company’s 1999 Director Option Plan, which vest and become exercisable on the first anniversary of the grant date:

Grant Date	Number of Shares Underlying RSU (#)	Grant Date Fair Value ($)
11/15/2007	666	$15,684

In fiscal year 2008, our non-employee directors received the following shares of restricted Common Stock pursuant to the Company’s 1998 Stock Plan for attendance at meetings of the Board of Directors and committees of the Board of Directors:

Name	Grant Date	Number of Shares Underlying Restricted Stock Grants (#)		Grant Date Fair Value ($)
Vinton Cerf	10/22/2007	61		$1,501
	01/21/2008	69		$994
	04/21/2008	299		$3,498
	07/21/2008	344	*	$4,489

Greg Dougherty	10/22/2007	386		$9,496
	01/21/2008	486		$6,998
	04/21/2008	384		$4,493
	07/21/2008	804	*	$10,492

Joel A. Smith, III	10/22/2007	182		$4,477
	01/21/2008	243		$3,499
	04/21/2008	341		$3,990
	07/21/2008	574	*	$7,491

Paul Smith	01/21/2008	138		$1,987
	04/21/2008	341		$3,990
	07/21/2008	574	*	$7,491

Susan Wang	10/22/2007	325		$7,995
	01/21/2008	486		$6,998
	04/21/2008	384		$4,493
	07/21/2008	804	*	$10,492

Dennis Wolf	07/21/2008	306	*	$3,993

*	Granted in fiscal 2009 for fees earned in the fourth quarter of fiscal 2008.

(3)	As of June 30, 2008, the aggregate number of shares underlying options and restricted stock units outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Options	Aggregate Number of Shares Underlying RSU’s
Vinton Cerf	11,495	666
Greg Dougherty	6,665	666
Joel A. Smith, III	8,829	666
Paul G. Smith	5,333	—
Susan Wang	8,664	666
Dennis P. Wolf	5,333	—

(4)	Includes $4,500 of attendance fees earned in the fourth quarter of fiscal 2008, but paid in 344 restricted stock units on July 21, 2008, with immediate vesting.

(5)	Includes $10,500 of attendance fees earned in the fourth quarter of fiscal 2008, but paid in 804 restricted stock units on July 21, 2008, with immediate vesting.

(6)	Includes $7,500 of attendance fees earned in the fourth quarter of fiscal 2008, but paid in 574 restricted stock units on July 21, 2008, with immediate vesting.

(7)	Includes $7,500 of attendance fees earned in the fourth quarter of fiscal 2008, but paid in 574 restricted stock units on July 21, 2008, with immediate vesting.

(8)	Includes $10,500 of attendance fees earned in the fourth quarter of fiscal 2008, but paid in 804 restricted stock units on July 21, 2008, with immediate vesting.

(9)	Includes $4,000 of attendance fees earned in the fourth quarter of fiscal 2008, but paid in 306 restricted stock units on July 21, 2008, with immediate vesting.

Standard Director Compensation Arrangements

Overview.    We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors is responsible to evaluate director compensation and, if appropriate, recommend any changes in the type or amount of compensation to the Board of Directors. Any change in director compensation is approved by the Board of Directors.

Cash Compensation.    Each non-employee director is entitled to receive a quarterly retainer of $5,000 in cash compensation for service on the Board of Directors. In addition, non-employee directors are entitled to receive the following cash compensation for service on committees of the Board of Directors: chair of the Audit Committee, $3,000 per quarter; chairs of the Compensation Committee and Corporate Governance and Nominating Committee, $2,000 per quarter; member of the Audit Committee, $1,500 per quarter; member of the Compensation Committee and Corporate Governance and Nominating Committee, $1,000 per quarter.

Per Meeting Fees.    In fiscal year 2008, each non-employee director was eligible to receive shares of restricted stock for attendance at meetings of the Board of Directors. For each in-person meeting of the Board of Directors that a non-employee director attended, such director was eligible to receive a number of shares of restricted stock with an aggregate fair market value of $1,500. For each telephonic meeting of the Board of Directors that a non-employee director attended, such director was eligible to receive a number of shares of restricted stock with an aggregate fair market value of $500. For each in-person meeting of a Committee of the Board of Directors that a non-employee director attended, such director was eligible to receive a number of shares of restricted stock with an aggregate fair market value of $1,000. For each telephonic meeting of a Committee of the Board of Directors that a non-employee director attended, such director was eligible to receive a number of shares of restricted stock with an aggregate fair market value of $500. The shares of restricted stock were granted once per fiscal quarter at the same time each quarter, and the fair market value and aggregate number of the restricted shares was determined on the day of such grant in accordance with the Company’s 1998 Stock Plan. Non-employee directors who attended meetings of the Board of Directors during the previous fiscal quarter but who were no longer directors on the date that such restricted stock was granted were not be eligible to receive such grants.

Beginning in fiscal year 2009, each non-employee director is eligible to receive cash compensation for attendance at meetings of the Board of Directors. For each in-person meeting of the Board of Directors that a non-employee director attends, such director is eligible to receive cash compensation of $1,500. For each telephonic meeting of the Board of Directors that a non-employee director attends, such director is eligible to receive cash compensation of $500. For each in-person meeting of a Committee of the Board of Directors that a non-employee director attends, such director is eligible to receive cash compensation of $1,000. For each telephonic meeting of a Committee of the Board of Directors that a non-employee director attends, such director is eligible to receive cash compensation of $500.

Equity Compensation.    Directors are also eligible to receive options to purchase the Company’s Common Stock pursuant to the Company’s 1998 Stock Plan and 1999 Director Option Plan. The 1999 Director Option

Plan provides for annual automatic grants of nonstatutory stock options to continuing non-employee directors who beneficially own less than one percent of the voting power represented by the outstanding securities of Avanex. Under the 1999 Director Option Plan, each such director is eligible to receive a nonstatutory stock option grant of 5,333 shares of the Company’s Common Stock upon his or her initial election to the Board of Directors (an “Initial Grant”). On the date of each annual stockholders’ meeting, each individual who is at the time continuing to serve as a non-employee director meeting the criteria described above and has served on the Board of Directors for at least the prior six months is automatically granted an option to purchase 1,333 shares of the Company’s Common Stock (a “Subsequent Grant”). All options automatically granted to directors under the 1999 Director Option Plan have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. Each Initial Grant vests and becomes exercisable in four equal annual installments, and each Subsequent Grant vests and becomes exercisable on the first anniversary of the grant date. In addition, the 1999 Director Option Plan provides that each non-employee director who meets the criteria described above and has served on the Board of Directors for at least the prior six months will receive an automatic annual grant of 667 restricted stock units, to be granted on the date of each annual stockholders meeting and to vest 100% upon the one-year anniversary of such grant.

Change of Control and Option Exercisability.    Pursuant to Avanex’s 1999 Director Option Plan, immediately upon a change of control, as defined in the plan, options to purchase Avanex Common Stock will become fully vested and exercisable. In addition, options to purchase shares of Avanex Common Stock granted to Dr. Cerf on December 10, 1999, October 18, 2001 and December 18, 2002 under Avanex’s 1998 Stock Plan contain similar provisions. Each of the stock option agreements of Messrs. Dougherty, J. Smith, P. Smith and Wolf, Dr. Cerf and Ms. Wang provide for an exercise period extending until two years after the termination of such person’s service with Avanex, but in no event beyond the options’ normal expiration dates.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2008 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders(1)	1,144,386	$57.02	1,834,916	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	1,144,386	$57.02	1,834,916	(2)

(1)

The Company’s 1998 Stock Plan provides that on July 1, the first day of the Company’s fiscal year, the number of shares authorized under the plan shall be increased by the lesser of (i) 400,000 shares, (ii) 4.9% of the outstanding shares on such date or (iii) a lesser amount determined by the Board of Directors. The Company’s 1999 Director Option Plan provides that on July 1, the first day of the Company’s fiscal year, the number of shares authorized under the plan shall be increased by the lesser of (i) 10,000 shares, (ii)  1/4 of 1% of the outstanding shares on such date or (iii) a lesser amount determined by the Board of Directors. The Company’s 1999 Employee Stock Purchase Plan provides that on July 1, the first day of the Company’s fiscal year, the number of shares authorized under the plan shall be increased by the lesser of (i) 50,000 shares, (ii) 1% of the outstanding shares on such date or (iii) a lesser amount determined by the Board of Directors.

(2)	Includes 176,456 shares available for future issuances under the Company’s 1999 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Avanex’s Common Stock, as of October 8, 2008, for the following: (1) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock; (2) each of the Company’s non-employee directors; (3) each of the executive officers named in the Summary Compensation Table; and (4) all directors and executive officers of the Company as a group.

Name	Common Stock Beneficially Owned(1)	Percentage Beneficially Owned(2)
Pirelli & C. SpA(3)	1,886,391	12.18%
Via Gaetano Negri, 10
Milan
Italy
Trivium Capital Management, LLC(4)	1,828,793	11.81%
600 Lexington Avenue, 23rd Floor
New York, NY 10022
Jo S. Major, Jr.(5)	5,483	*
Vinton Cerf(6)	15,029	*
Greg Dougherty(7)	11,747	*
Joel A. Smith(8)	16,708	*
Paul Smith(9)	35,344	*
Susan Wang(10)	14,577	*
Dennis Wolf(11)	306	*
Giovanni Barbarossa(12)	116,847	*
Patrick Edsel(13)	922	*
Brad Kolb(14)	30,481	*
Yves LeMaitre(15)	514	*
Marla Sanchez(16)	9,882	*
All directors and Executive Officers (10 Persons)(17)	248,445	1.59%

*	Less than one percent of the outstanding Common Stock.

(1)	The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of Common Stock that the individual has the right to acquire within 60 days of October 8, 2008, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	The total number of shares of Common Stock outstanding as of October 8, 2008 was 15,486,405.

(3)	As indicated in the Schedule 13G jointly filed by Pirelli & C. SpA (“Pirelli”) and by Pirelli Finance (Luxembourg) SA (“Pirelli Finance”) pursuant to the Exchange Act on November 8, 2007, which may not be current as of October 8, 2008. Each of Pirelli and Pirelli Finance may be deemed to beneficially own an aggregate of 1,886,391 shares. Pirelli Finance is a wholly-owned subsidiary of Pirelli with principal business offices at 35 boulevard du Prince, L-1724 Luxembourg, Luxembourg.

(4)	As indicated in the Schedule 13G filed by Trivium Capital Management, LLC pursuant to the Exchange Act on February 14, 2008, which may not be current as of October 8, 2008. Trivium Offshore Fund Ltd. has voting and dispositive power over 1,828,793 shares.

(5)	Represents 5,483 shares held by Dr. Major.

(6)	Represents 2,868 shares held by Mr. Cerf and 12,161 shares issuable pursuant to options exercisable and restricted stock units scheduled to vest within 60 days of October 8, 2008.

(7)	Represents 5,082 shares held by Mr. Dougherty and 6,665 shares issuable pursuant to options exercisable and restricted stock units scheduled to vest within 60 days of October 8, 2008.

(8)	Represents 7,133 shares held by Mr. J. Smith individually, 80 shares held by his spouse and 9,495 shares issuable pursuant to options exercisable and restricted stock units scheduled to vest within 60 days of October 8, 2008.

(9)	Represents 34,010 shares held by Mr. P. Smith and 1,334 shares issuable pursuant to options exercisable within 60 days of October 8, 2008.

(10)	Represents 5,247 shares held by Ms. Wang and 9,330 shares issuable pursuant to options exercisable and restricted stock units scheduled to vest within 60 days of October 8, 2008.

(11)	Represents 306 shares held by Mr. Wolf.

(12)	Represents 13,326 shares held by Mr. Barbarossa and 103,521 shares issuable pursuant to options exercisable and restricted stock units scheduled to vest within 60 days of October 8, 2008.

(13)	Represents 922 shares held by Mr. Edsell.

(14)	Represents 5,353 shares held by Mr. Kolb and 25,128 shares issuable pursuant to options exercisable and restricted stock units scheduled to vest within 60 days of October 8, 2008.

(15)	Represents 514 shares held by Mr. LeMaitre.

(16)	Represents 9,882 shares held by Ms. Sanchez.

(17)	Includes 173,717 shares issuable upon the exercise of options exercisable and restricted stock units scheduled to vest within 60 days of October 8, 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

In accordance with the Company’s Code of Business Conduct and Ethics and the charter for the Audit Committee, the Audit Committee reviews and approves in advance in writing any proposed related party transactions that are material. The most significant related party transactions, particularly those involving the Company’s directors or executive officers, must be reviewed and approved in writing in advance by the Board of Directors. It is the Company’s policy to report all such material related party transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

Transactions with Management and Others

Transactions with Alcatel and Pirelli.

In July 2003, in connection with the Company’s acquisition of the optical components business of Alcatel, the Company issued 35,369,834 shares of the Company’s Common Stock to Alcatel, and the Company entered into an intellectual property licensing agreement, supply agreement, frame purchase agreement and transition services agreement with Alcatel. The supply agreement and transition services agreements were each amended in October 2005. Products sold to Alcatel accounted for $13.3 million, or 24% of the Company’s net revenue during the first quarter of fiscal 2008.

On October 29, 2007, the Pirelli Group acquired all the shares of the Company’s Common Stock then held by Alcatel-Lucent. As of October 8, 2008, the Pirelli Group beneficially owned approximately 12.17% of the Company’s outstanding Common Stock. Products sold to the Pirelli Group accounted for $0.1 million, or 0% of the Company’s net revenue during the last 3 quarters of fiscal 2008. In addition, the Company purchased $1.0 million of raw materials and components from the Pirelli Group during the last 3 quarters of fiscal 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended June 30, 2008, the Company believes that its executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them, except that Vinton Cerf, Greg Dougherty, Joel A. Smith III and Susan Wang each filed one (1) late Form 4 and Marla Sanchez filed four (4) late Form 4s.

OTHER MATTERS

The Board of Directors does not know of any other matter to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of Common Stock they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been enclosed.

THE BOARD OF DIRECTORS

Vinton Cerf

Greg Dougherty

Joel A. Smith III

Paul Smith

Susan Wang

Dennis Wolf

Fremont, California

October 13, 2008

ANNEX A

AVANEX

C123456789

000004 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE 000000000.000000 ext 000000000.000000 ext

DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext

ADD 1

ADD 2 Electronic Voting Instructions

ADD 3 You can vote by Internet or telephone!

ADD 4 Available 24 hours a day, 7 days a week!

ADD 5 Instead of mailing your proxy, you may choose one of the two voting

ADD6 methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by internet or telephone must be received by

1:00 a.m., Central Time, on November 13, 2008.

Vote by Internet

Log on to the Internet and go to

www.investorvote.com/AVNX

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United

States, Canada & Puerto Rico any time on a touch tone

telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in X Follow the instructions provided by the recorded message.

this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposal 2 .

1. Election of Directors: For Withhold For Withhold

01 - Joel A. Smith III 02 - Susan Wang +

For Against Abstain

2. To ratify the appointment of Deloitte & Touche LLP as

Avanex’s independent registered public accounting firm for

the fiscal year ending June 30, 2009.

In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print new address below. Meeting Attendance

CHECK HERE ONLY IF YOU

PLAN TO ATTEND THE

MEETING IN PERSON.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear hereon. For joint accounts, each owner should sign. When signing as an executor,

administrator, attorney, trustee, guardian or in another

representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

2 1 C V 0 1 9 5 8 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

<STOCK#> 00YOFA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

AVANEX

Proxy — Avanex Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 13, 2008

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Giovanni Barbarossa and Mark Weinswig and each of them as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of Avanex Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Avanex Corporation to be held at Avanex’s corporate headquarters, 40919 Encyclopedia Circle, Fremont California 94538, telephone (510) 897-4188, on Thursday, November 13, 2008 at 9:00 a.m. (local time) and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the specified instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted “FOR” each of the Proposals on the reverse side hereof, as more specifically described in the Proxy Statement. With respect to the election of directors in Proposal No. 1, if you do not vote for the election of the nominees and do not specifically withhold your vote, then you will be deemed to have granted the above persons the authority to vote for the election of such nominees. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Please sign, date and return this proxy card promptly using the enclosed envelope.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE